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                                                                  EXHIBIT 11


                                    ANDREA ELECTRONICS CORPORATION


                   Computation of Fully Diluted Earnings Per Common Share


                                                     For the Years Ended
                                                         December 31,
                                                       1996           1995
                                                       ----           ----

EARNINGS
       Pro forma income (loss) applicable to
       common stock*                                 $(322,217)    $(137,427)
                                                     =========     =========

SHARES
       Weighted average number of common shares
          outstanding                                 3,564,767    3,078,738
       Assuming conversion of options and warrants      550,507      788,057
                                                      ---------    ---------
       Pro forma shares                               4,115,274    3,866,795


       Fully diluted income (loss) per common share   $   (.08)    $   (.16)
                                                      =========    =========

* Entire proceeds of assumed conversion of options were used to purchase treasury shares; therefore, no adjustments are necessary in computing pro forma loss applicable to common stock.

    This calculation is submitted in accordance with Regulation S-B,
    Item 601(b)(11) although it is contrary to paragraph 40 of ABP Opinion No. 15 because it produces anti-dilutive results.